AGREEMENT AND CONVEYANCE OP NET PROFITS INTEREST

THIS AGREEMENT AND CONVEYANCE is by and between MANUFACTURED METHANE CORPORATION, a Tennessee Corporation, as GRANTOR and HOACTZIN PARTNERS, LP as GRANTEE. Capitalized terms used but not defined herein shall have the meaning ascribed to them under that certain Kansas Ten Well Drilling Program of even date herewith.

In consideration of Grantee's subscription for interests in that certain Kansas Ten Well Drilling Program conveyed by the Company as of the date hereof ( the "Drilling Program") and other good and valuable consideration and the further consideration of the mutual promises and agreements contained herein, Grantor hereby grants, sells, and conveys to Grantee a "Net Profits Interest" which shall consist of an interest equal to seventy five percent (75%) of the Net Profits (defined below) received by Grantor from that certain methane extraction project at the Carter Valley landfill owned by Allied Waste Industries in Church Hill, Hawkins County, Tennessee in which Grantor is engaged and has contracted with the landfill owner for the construction of facilities necessary for extraction of merchantable methane gas as a substitute for natural gas (the "Project"). The interest conveyed hereby shall be due and payable monthly by Grantor to Grantee in cash, commencing upon commercial operations of the Project and shall continue for the remaining life of the Project; provided, however that Grantee's Net Profits Interest shall be reduced to seven and one half percent (7.5%) of the Net Profits received by Grantor at such time that the sum of (i) the net revenues from. all drilled Program Wells (net of both operating expenses and management fees) received by Grantee under the Drilling Program and (ii) receipts from the Grantee's Net Profits Interest exceeds the sum of (i) one hundred thirty five and 47 hundredths percent (135.47%) of the Purchase Price of the Units purclmsed by Grantee under the Drilling Program and (ii) the amount of any further funding provided by Grantee for operating or capital expenses, plugging and abandonment costs, or in any other respect in relation to the Program Wells or the Project. For purposes of the calculation set forth in this paragraph, Grantor shall maintain a reasonable reserve for reasonably foreseeable future expenses related to the Project. Grantor does not become a party to, or a third party beneficiary of, any of such other agreements by the operation of this provision.

In connection with the conveyance made herein as described above, the parties agree as follows:

1. "Net Profits" shall mean the gross sales price received by Grantor for all volumes of methane gas actually produced and sold by Grantor from the Project, less the royalty paid by Grantor to the property owner, less the expenses incurred by Grantor in operating the mechanical equipment required at the Project (but excluding capital expenditures) and all associated out of pocket costs or expenses including: utilities; maintenance; salaries of persons required for Project operation (excluding however any allocation of general corporate overhead or salaries); gas analysis or quality testing costs charged by third parties for Project gas or project facilities such as pipe metallurgical testing if any; property taxes whether real or personal assessed to the Project by any taxing authority; and sales taxes if any are applicable. For the determination of Net Profits of the Project, any taxes assessed against the pipeline system of Tengasco Pipeline Corporation or pipeline tariffs charged by Tengasco Pipeline Corporation for transportation of Project gas shall not be deducted from gas sales proceeds in determining the Net Profits conveyed hereby,

2.

Failure by Grantor to make the payments contemplated Hereunder shall constitute a breach of this Agreement and of the Kansas Ten Well Drilling Program of even date herewith, and Grantee shall be entitled to any and all remedies available at law or equity, including specific performance.

3.	The grant evidenced hereby shall not be deemed to establish or constitute a partnership or joint venture between Grantor and Grantee.

4.

This Agreement shall be governed by and construed in accordance with the laws of the State of Tennessee. Any provision of this Agreement that may be unenforceable or invalid under any law shall be ineffective to the extent of such unenforceability or invalidity without affecting the enforceability or validity of any other provision hereof.

5.

Any notice required to be given to any person shall be deemed sufficient if mailed, postage prepaid, to such person's address as follows, unless other address is furnished to the other party at any time for the pur [p]ose of receiving notices hereunder:

Manufactured Methane Corporation 10215 Technology Drive, Suite 301 Knoxville, TN 37932

Hoactzin Partners, LP P.O. Box 16867

Fernandina Beach, FL 32035

8.

This Agreement may not be assigned without the written consent of the other party, provided that the Grantor's consent to an assignment by Grantee of its interests shall not be unreasonably withheld. The provisions of this Agreement are binding on any assigns and successors of the assigning party.

9.

The Parties hereby irrevocably consent and submit to the exclusive jurisdiction of, and exclusive venue in, the United States federal courts and the courts of the State of Tennessee in Knoxville, Tennessee, in connection with any action or proceeding arising out of or relating to this Agreement and Conveyance or any document or instrument delivered pursuant hereto.

8.

10. Notwithstanding anything to the contrary, in no event shall the amount taken, reserved or paid, charged or agreed to be paid, for the use, forbearance or detention of money advanced pursuant hereto or pursuant to any other document executed in connection herewith, exceed the maximum rate allowed by Tennessee law. If any one or more of the provisions contained herein, or the application thereof in any cir cumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any other provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions hereof.

The parties hereto agree that each of them shall execute such documents and perform such further acts (including, without limitation, obtaining any consents, exemptions, authorizations or other actions by, or giving any notices to, or making any filings with, any governmental authority or any other person) as may be reasonably required or appropriate to carry out or to perform the provisions of this Agr eement.

SIGNED AND EFFECTIVE this the 17th day of September, 2007. MANUFACTURED METHANE CORPORTION

By: s/Cary V. Sorensen

Cary V. Sorensen, President

HOACTZIN PARTNERS, LP
By: Dolphin Advisors, LLC, its managing general partner By: Dolphin Management Inc., its managing member

By: s/Peter E. Salas
Title: President

By:       Name: Peter E. Salas Title: President